Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Financial Highlights" and “Independent Registered Public Accounting Firm and Legal Counsel” and to the use of our report dated June 27, 2011, in the Registration Statement (Form N-2 No. 333-169126) and related Prospectus of Ironwood Multi-Strategy Fund LLC (the Feeder Fund) for the registration of 300,000 units of limited liability company interests of the Feeder Fund.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

March 2, 2012